Exhibit 99.4

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Lime Energy Co.

Newark, New Jersey

We have audited the accompanying consolidated balance sheet of Lime Energy Co. as of December 31, 2015, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lime Energy Co. at December 31, 2015, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Woodbridge, NJ	/s/ BDO USA, LLP
March 30, 2016

Lime Energy Co.

Consolidated Balance Sheet

($ in thousands, except par value and share amounts)

December 31,	2015

Assets

Current assets
Cash and cash equivalents	$5,389
Restricted cash	1,300
Accounts receivable, less allowance for doubtful accounts of $1,636	23,641
Inventories	2,502
Unbilled Accounts Receivable	6,451
Prepaid expenses and other	1,300
Current assets of discontinued operations	90
Total Current Assets	40,673

Property and Equipment, net of accumulated depreciation of $4,304 (Note 5)	2,651

Long-Term Receivables	1,224

Deferred Financing Costs, net of accumulated amortization of $305	129

Intangibles, net of accumulated amortization of $1,004 (Note 6)	4,716

Goodwill (Note 6)	8,173

Total Assets	$57,566

Lime Energy Co.

Consolidated Balance Sheet

($ in thousands, except par value and share amounts)

December 31,	2015

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable	$22,423
Accrued expenses (Note 7)	2,909
Unearned Revenue	1,313
Customer deposits	471
Other current liabilities	11
Current portion of long-term liabilities	16
Current liabilities of discontinued operations	138
Total Current Liabilities	27,281

Long-Term Debt, less current maturities	60
Long-Term Debt - Related Party	7,753
Derivative Liability - Related Party	6,671

Total Liabilities	41,765

Commitments and Contingencies

Contingently redeemable Series C Preferred stock, $0.01 par value: 10,000 shares authorized; 10,000 shares issued and outstanding (includes accrued dividends of $1,320).	10,703

Stockholders' Equity
Common stock, $.0001 par value; 50,000,000 shares authorized; 9,570,398 issued and outstanding	1
Additional paid-in capital	208,603
Accumulated deficit	(203,506)

Total Stockholders' Equity	5,098

Total Liabilities and Stockholders' Equity	$57,566

See accompanying notes to consolidated financial statements.

Lime Energy Co.

Consolidated Statement of Operations

($ in thousands, except per share and share amounts)

Year ended December 31, 2015

Revenue	$112,623

Cost of sales (1)	74,860

Gross Profit	37,763

Selling, general and administrative expense	35,077
Acquisition costs	1,941
Amortization of intangibles	879

Operating loss	(134)

Other Income (Expense)
Interest income	193
Interest expense - Related Party $1,221	(1,313)
Extinguishment of debt - Related Party	(1,420
Loss from change in derivative liability - Related Party	(996)

Total other expense	(3,536)

Loss from continuing operations before income taxes	(3,670)

Income tax benefit	1,147

Loss from continuing operations	(2,523)

Discontinued Operations:
Loss from operation of discontinued business	(632)

Net loss	$(3,155)

Preferred dividend	(1,293)

Net loss available to common stockholders	(4,448)

Basic and diluted loss per common share from
Continuing operations	$(0.40)

Discontinued operations	(0.07

Basic and Diluted Loss Per Common Share	$(0.47)

Weighted Average Common Shares Outstanding (Note 3)	9,548,261

(1) Excludes amortization of intangibles of $630.

See accompanying notes to consolidated financial statements.

Lime Energy Co.

Consolidated Statement of Stockholders’ Equity

(in thousands)

			Additional		Total
	Common	Common	Paid-in	Accumulated	Stockholders’
	Shares	Stock	Capital	Deficit	Equity
Balance, January 1, 2015	9,460	$1	$208,916	$(200,351)	$8,566

Preferred stock dividends	—	—	(1,293)	—	(1,293)
Shares issued for benefit plans	18	—	41	—	41
Share-based compensation	92	—	939	—	939
Net loss	—	—	—	(3,155)	(3,155)
Balance, December 31, 2015	9,570	$1	$208,603	$(203,506)	$5,098

See accompanying notes to consolidated financial statements.

Lime Energy Co.

Statement of Cash Flows

($ in thousands)

Year ended
December 31,
2015

Cash Flows From Operating Activities
Net Loss	$(3,155)

Adjustments to reconcile net loss to net cash provided by operating activities, net of assets acquired and disposed of:
Provision for bad debts	743
Share-based compensation	939
Depreciation and amortization	1,768
Amortization of deferred financing costs	67
Change in derivative liability - Related Party	996
Loss on extinguishment of debt - Related Party	1,420
Deferred income tax benefit	(1,246)
Interest on Sub Notes added to principal - Related Party	396
Amortization of original issue discount - Related Party	169
Establishment of restricted funds to release Letter of Credit	(1,300)
Release of restricted funds	500
Changes in assets and liabilities, net of business acquisitions and dispositions
Accounts receivable	(6,605)
Inventories	(21)
Unbilled Accounts Receivable	956
Prepaid expenses and other current assets	(486)
Assets of discontinued operations	523
Accounts payable	5,101
Accrued expenses	1,130
Unearned Revenue	550
Customer deposits and other current liabilities	(107)
Liabilities of discontinued operations	(668)

Net cash provided by operating activities	1,670

Cash Flows From Investing Activities
Acquistion of EnerPath	(11,000)
Purchases of property and equipment	(2,012)

Net cash used in investing activities	(13,012)

Cash Flows From Financing Activities
Payments on vehicle financing	(12)
Deferred Financing costs	(480)
Proceeds from issuance of convertible notes - Related Party	11,750

Net cash provided by financing activities	11,258

Net Decrease in Cash and Cash Equivalents	(84)

Cash and Cash Equivalents, at beginning of period	5,473

Cash and Cash Equivalents, at end of period	$5,389

See accompanying notes to consolidated financial statements.

Lime Energy Co.

Statement of Cash Flows

($ in thousands)

Year Ended December 31,
2015

Supplemental Disclosure of Cash Flow Information:

Cash paid during the period for interest:
Continuing operations	$651

Warrants issued for deferred financing fees:	$31

See accompanying notes to consolidated financial statements.

Lime Energy Co.

Notes to Consolidated Financial Statements

Note 1 — Description of Business

Lime Energy Co. (the “Company”), a Delaware corporation headquartered in Newark, New Jersey, is a provider of energy efficiency solutions for small businesses under utility demand-side management programs.

Note 2 — Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

The consolidated financial statements include the accounts of Lime Energy Co. and its wholly-owned subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

Note 3 - Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Concentration of Risk

The Company’s customers are primarily utilities and their small business customers.  During 2015, revenue generated under four utility programs represented 69% of the Company’s consolidated revenue.

The Company purchases its materials from a variety of suppliers and continues to seek out alternate suppliers for critical components so that it can be assured that its sales will not be interrupted by the inability of a single supplier to deliver product.  During 2015, two suppliers were responsible for 68% and 15% of the Company’s purchases, respectively.

The Company maintains cash and cash equivalents in accounts with financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of these institutions regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.

Lime Energy Co.

Notes to Consolidated Financial Statements

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts that it believes to be uncollectible.  If actual collections experience changes, revisions to the allowance may be required.  After all attempts to collect a receivable have failed, the receivable is written off against the allowance.  Based on the information available to it, the Company believes its allowance for doubtful accounts is adequate. However, actual write-offs might exceed the recorded allowance.

The following is a summary of changes to the allowance for doubtful accounts (in thousands):

Year ended December 31,	2015

Balance at the beginning of the period	$1,794

Additions charged to costs and expenses	743

Amounts written-off	(901)

Balance at the end of the period	$1,636

Inventories

Inventories are stated at the lower of cost or market. Cost is determined utilizing the first-in, first-out (FIFO) method.

Properties & Equipment

Property and equipment are stated at cost.  For financial reporting purposes, depreciation is computed using the straight-line method over the following estimated useful lives:

Building Improvements	3 - 10 years
Office equipment	3 - 5 years
Furniture	5 - 10 years
Transportation equipment	3 - 5 years
Software	3 – 5 years

Long-Lived Assets

We evaluate our long-lived assets periodically for impairment in accordance with ASC 360-10-35, “Accounting for the Impairment or Disposal of Long-Lived Assets.” We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Our estimates of fair value represent our best estimate based on industry trends and reference to market rates and transactions.

Lime Energy Co.

Notes to Consolidated Financial Statements

Goodwill

Goodwill represents the purchase price in excess of the fair value of assets acquired in business combinations.  Accounting Standards Codification (“ASC”) 350, “Goodwill and Other Intangible Assets,” requires the Company to assess goodwill and other indefinite-lived intangible assets for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment.  During the fourth quarter of 2015, the Company undertook an assessment of its goodwill for possible impairment and concluded that the fair value of the continuing business, based on the discounted current value of the estimated future cash flows, exceeded the carrying value, indicating that the goodwill was not impaired.

The Company considered various factors in determining the fair value of its business, including discounted cash flows from projected earnings, values for comparable companies and the market price of its common stock. It will continue to monitor for any impairment indicators such as underperformance of projected earnings, net book value compared to market capitalization, declining stock price and significant adverse economic and industry trends.  In the event that the business does not achieve projected results, or as the result of changes in facts or circumstances, the Company could incur an additional goodwill impairment charge in a future period.

Revenue Recognition

The Company provides energy efficient solutions that focus on the different uses of energy, including lighting and electrical, mechanical and HVAC, and refrigeration.  These solutions consist of product sales and installation services.  Customers purchase solutions individually or combined. When purchased individually, the Company recognizes revenue when performance is complete, typically when the products have been installed.  When purchased together, the Company recognizes revenue as installation occurs in accordance with the arrangement.

Unbilled Accounts Receivable in the accompanying Consolidated Balance Sheet represents revenue earned on completed installations for which the customer has not been invoiced as well as the cost of products that have been shipped to the customer but not installed.  Customer Deposits in the accompanying Consolidated Balance Sheet, represent deposits received from customers in advance of related project installation.

During 2015, the Company determined that completed contract revenue recognition was appropriate. The impact of the change in the current year was immaterial.

Unbilled Accounts Receivable

As of December 31, 2015, the Company had customer projects underway for which it had recognized revenue but not yet invoiced the customer.  The Company records this unbilled revenue as a current asset titled “Unbilled Accounts Receivable.” The Company had Unbilled Accounts Receivable of $6.5 million at December 31, 2015.

Advertising, Marketing and Promotional Costs

Expenditures on advertising, marketing and promotions are charged to operations in the period incurred and totaled $1.2 million for the year ended December 31, 2015.

Income Taxes

Income taxes are accounted for under the asset and liability method.  Deferred income taxes are recognized for the tax consequences in future years of the differences between the tax basis of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory

Lime Energy Co.

Notes to Consolidated Financial Statements

tax rates applicable to the periods in which the differences are expected to affect taxable earnings.  Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized.

Net Loss Per Share

The Company computes loss per share under ASC 260-10, “Earnings Per Share.”  This statement requires presentation of two amounts: basic and diluted loss per share.  Basic loss per share is computed by dividing the loss available to common stockholders by the weighted average common shares outstanding.  Diluted earnings per share would include all common stock equivalents unless anti-dilutive.  For periods when such inclusion would not be anti-dilutive, the Company uses the treasury method to calculate the diluted earnings per share.  The treasury stock method assumes that the Company uses the proceeds from the exercise of in-the-money options and warrants to repurchase common stock at the average market price for the period. Options and warrants are only dilutive when the average market price of the underlying common stock exceeds the exercise price of the options or warrants.

The Company has not included the outstanding options, warrants, preferred stock or convertible debt as common stock equivalents when calculating the diluted loss per share for the year ended December 31, 2015, because the effect would be anti-dilutive.

The following table sets forth the weighted average shares issuable upon exercise of outstanding options and warrants and convertible debt that is not included in the basic and diluted loss per share available to common stockholders:

December 31,	2015
Weighted average shares issuable upon exercise of outstanding options	747,720
Weighted average shares issuable upon exercise of outstanding warrants	6,651
Weighted average shares issuable upon conversion of convertible preferred stock	4,166,666
Weighted average shares issuable upon conversion of convertible debt	3,718,354

Total	8,639,391

Fair Value Measurements

U.S. GAAP establishes a framework for measuring fair value and enhances disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes the following fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value:

•                  Level 1: Quoted prices in active markets for identical assets or liabilities.

•                  Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs

Lime Energy Co.

Notes to Consolidated Financial Statements

that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•                  Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The fair value of interest-bearing cash and cash equivalents are classified as Level 1 at December 31, 2015.

The Company is required by U.S. GAAP to record certain assets and liabilities at fair value on a recurring basis.

The guidance in ASC 815 required that the Company mark the value of its Derivative Liability — Related Party (See Note 9) to market and recognize the change in valuation in its statement of operations each reporting period. Determining the Derivative Liability — Related Party to be recorded required the Company to develop estimates to be used in calculating the fair value.

Since the Derivative Liability — Related Party does not trade in an active securities market, the Company considers this to be a Level 3 measurement. See Note 9 for a description of the manner in which the fair value was calculated.

Fair Value of Financial Instruments

The carrying amounts reported in the consolidated balance sheet for accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts.  The fair value of the long-term debt — related party, also approximates fair value, as the debt was originated in 2015 and the Company believes its credit rating and prevailing market rates are comparable at December 31, 2015.

Share-based Compensation

The Company has a stock incentive plan that provides for stock-based employee compensation, including the granting of stock options and shares of restricted stock, to certain key employees.  The Company follows the guidance of ASC 718, “Compensation — Stock Compensation,” which requires companies to record stock compensation expense for equity-based awards granted, including stock options and restricted stock unit grants, over the service period of the equity-based award based on the fair value of the award at the date of grant.

Lime Energy Co.

Notes to Consolidated Financial Statements

The following are the components of the Company’s stock compensation expense during the year ended December 31, 2015:

2015

Stock Options	$510

Restricted Stock	362

Employee Stock Purchase Plan	67

Total Stock Compensation Expense	$939

Please refer to Notes 19, 20 and 21 for additional information regarding share-based compensation expense.

Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842).” ASU 2016-02 will require organizations that lease assets—referred to as “lessees”—to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than 12 months. Consistent with current Generally Accepted Accounting Principles (“GAAP”), the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. However, unlike current GAAP—which requires only capital leases to be recognized on the balance sheet—the new ASU will require both types of leases to be recognized on the balance sheet. ASU 2016-02 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. We are currently evaluating the impact of adopting ASU 2016-02 on our consolidated financial statements and related disclosures.

In January 2016, FASB issued ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 provides guidance concerning certain matters involving the recognition, measurement, and disclosure of financial assets and financial liabilities. The guidance does not alter the basic framework for classifying debt instruments held as financial assets. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is not permitted, with some exceptions. The adoption of ASU 2016-01 will not have a material impact on our consolidated financial statements and related disclosures.

In November 2015, FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes.” ASU 2015-17 simplifies the presentation of deferred income taxes and requires deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. ASU 2015-17 is effective for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. ASU 2015-17 may be applied either prospectively or retrospectively to all periods presented. We are currently evaluating the impact of adopting ASU 2015-17 on our consolidated financial statements and related disclosures.

Lime Energy Co.

Notes to Consolidated Financial Statements

In May 2014, FASB issued ASU 2014-09, “Revenue from Contracts With Customers.” ASU 2014-09 supersedes nearly all existing guidance on revenue recognition under GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled for those goods or services using a defined five-step process. More judgment and estimates may be required to achieve this principle than under existing GAAP. ASU 2014-09 is effective for annual periods beginning after December 15, 2017, including interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients or (ii) a retrospective approach with the cumulative effect upon initial adoption recognized at the date of adoption which includes additional footnote disclosures. The Company is currently evaluating the impact of the adoption of ASU 2014-09 on the Company’s consolidated financial statements and has not yet determined the method of adoption.

In April 2015, FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. FASB issued the ASU to simplify the presentation of debt issuance costs, and to align with other existing FASB guidance. ASU 2015-03 is effective for annual periods beginning after December 15, 2015, and interim periods within those annual periods. The adoption of this standard is not expected to have a significant impact on the Company’s consolidated financial statements.

Note 4 — Discontinued Operations

As previously disclosed, the Company sold the majority of its public sector business in early 2013. In addition, during the third quarter of 2013, the Company disposed of GESPC, its contract with the Army Corp of Engineers under the Federal Renewal and Renovation program, and the regional service business located in Bethlehem, Pennsylvania. These businesses, along with the asset development business that the Company shut down at the end of 2012, have all been reported as discontinued operations in the consolidated financial statements.

The revenue and loss related to discontinued operations were as follows (in thousands):

Year ended December 31,	2015

Revenue	$(199)

Operating Loss	$(632)

Lime Energy Co.

Notes to Consolidated Financial Statements

The assets and liabilities related to discontinued operations were as follows (in thousands):

December 31,	2015

Total current assets	$90

Total Assets	$90

Accrued expenses	$117
Unearned Revenue	3
Customer deposits	18
Total current liabilities	138

Total Liabilities	$138

Note 5 — Property and Equipment

Property and equipment consist of the following (in thousands):

December 31,	2015

Buildings & improvements	$251
Construction equipment	21
Furniture	575
Office equipment	1,233
Software	4,437
Transportation equipment	438
6,955

Less accumulated depreciation	(4,304)

Property and Equipment, Net	$2,651

Total depreciation expense was $0.9 million for the year ended December 31, 2015.

Note 6 — Goodwill and Other Intangible Assets

Goodwill represents the purchase price in excess of the fair value of net assets acquired in business combinations.  ASC 350, “Goodwill and Other Intangible Assets,” requires the Company to assess goodwill for impairment at least annually in the absence of an indicator of possible impairment and immediately upon an indicator of possible impairment.  The following is a summary of the Company’s goodwill (in thousands):

Lime Energy Co.

Notes to Consolidated Financial Statements

Balance at January 1, 2015	$6,009

Acquisition of Enerpath	2,164

Balance at December 31, 2015	$8,173

The following is a summary of the Company’s intangible assets (in thousands):

	Remaining Life (months)	Gross Book Value	Accumulated Amortization	Net Book Value
As of December 31, 2015
Amortized intangible assets:
Customer Relationships	84	1,505	37	1,468
Technology and software	39	3,265	630	2,635
Trade name	27	825	212	613
Total		$5,595	$879	$4,716

The total expected future annual amortization is as follows (in thousands):

Year	Amount
2016	$1,340
2017	1,435
2018	1,213
2019	420
2020	162
Thereafter	146
Total	$4,716

Note 7 — Accrued Expenses

Accrued expenses are comprised of the following (in thousands):

December 31,	2015

Compensation	$2,075
Job costs	310
Rent	48
Sales tax payable	191
Taxes	76
Other	209

Accrued Expenses	$2,909

Lime Energy Co.

Notes to Consolidated Financial Statements

Note 8 — Acquisition of EnerPath

On March 24, 2015, the Company acquired EnerPath International Holding Company, a California-based provider of software solutions and program administration for utility energy efficiency programs (“EnerPath”). The consideration paid in connection with the EnerPath acquisition was approximately $11 million in cash with $1.0 million held in escrow, subject to adjustment as set forth in the Agreement and Plan of Merger by and among the Company, EIHC Merger Sub, Inc., a wholly-owned subsidiary of the Company, EnerPath, and the EnerPath stockholders.  The purchase price adjustment indemnification escrow of $250 thousand was released on June 25, 2015, together with the $75 thousand escrow that had been set aside to cover expenses of the stockholders’ representative. An amount equal to approximately $629 thousand remains in escrow to cover any post-closing indemnification.

The fair values of the assets acquired and liabilities assumed related to the acquisition are based on estimates and assumptions.  These preliminary estimates and assumptions could change significantly during the purchase price measurement period as we finalize the valuations of the assets acquired and liabilities assumed.  Such changes could result in material variances between the Company’s future financial fair values recorded and expenses associated with these items, including variances in the estimated purchase price.

The following table summarizes the fair values of the assets acquired and liabilities assumed at the date of the closing of the acquisition (in thousands).

Current assets	$8,932
Property and equipment	153
Other assets	41
Intangible assets - finite life	5,595
Goodwill	2,164
Total assets acquired	16,885
Current Liabilities assumed	(4,639)
Deferred income tax liability	(1,246)
Net assets acquired	$11,000

The preliminary estimate of intangible assets acquired from EnerPath, the acquired intangible asset categories, fair value and average amortization periods are as follows (in thousands):

		Average	Estimated Annual
		Amortization	Amortization
	Fair Value	Method/Period	Expense
Customer relationships	$1,505	Cash flow/7 years	$215
Enerworks System Software	3,265	4 years	816
Trade name	825	3 years	275
	$5,595		$1,306

The following unaudited pro forma information represents the Company’s results of operations as if the acquisition had occurred on January 1, 2014 (in thousands, except per share data):

Lime Energy Co.

Notes to Consolidated Financial Statements

Year ended December 31,	2015

Revenue	$123,035

Loss from continuing operations	$(346)

Loss from operation of discontinued business	(632)

Net loss	$(978)

Preferred stock dividends	(1,293)

Net loss available to common stockholders	$(2,271)

Basic and Diluted Loss Per Common Share From
Continuing operations	$(0.17)
Discontinued operations	(0.07)
Basic and Diluted Loss Per Common Share	$(0.24)

Weighted Average Common
Shares Outstanding	9,548

The pro forma results have been prepared for informational purposes only and include adjustments to amortize acquired intangible assets with finite life, eliminate acquisition-related expenses, and reflect additional interest expense on debt used to fund the acquisition.  These pro forma results do not purport to be indicative of the results of operations that would have occurred had the purchase been made as of the beginning of the periods presented or of the results of operations that may occur in the future.

The results of operations of the EnerPath International Holding Company have been included in the Company’s consolidated financial statements since the March 24, 2015 closing date, including approximately $34.1 million of total revenue and $0.4 million of operating income.

Acquisition costs on the Consolidated Statement of Operations are comprised of acquisition expenses, including legal, accounting, and banking expenses.

Lime Energy Co.

Notes to Consolidated Financial Statements

Note 9 — Subordinated Convertible Term Notes

2015 Convertible Debt Financing to Fund the EnerPath Acquisition — Related Party

To finance the purchase price for the acquisition of EnerPath (described in Note 8—“Acquisition of EnerPath” above), the Company entered into a Note Purchase Agreement, dated March 24, 2015 (the “Note Purchase Agreement”) with Bison Capital Partners IV, L.P., a Delaware limited partnership (“Bison”), pursuant to which the Company sold to Bison a note in the amount of $11.75 million (the “Note”). The proceeds from the sale of the Note were used to finance the EnerPath acquisition and to pay $0.9 million of fees and expenses incurred in connection therewith, including fees and expenses incurred in connection with the Note Purchase Agreement, which were capitalized and included as a discount to long-term debt. As of the date the Note was issued, Bison owned 10,000 shares of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”), which was, as of that date, convertible into approximately 30% of the Company’s common stock, making Bison the Company’s single largest stockholder. Two members of the Company’s Board, Andreas Hildebrand and Peter Macdonald, are partners of an affiliate of Bison. Mr. Hildebrand and Mr. Macdonald recused themselves from the Board’s consideration of the Note issuance. The Note is guaranteed by each subsidiary of the Company, including EnerPath and each of EnerPath’s subsidiaries, and is secured by a lien on all of the assets of the Company and each of its subsidiaries. The Company may not elect to prepay the Note.

Based upon the initial conversion price of the Note ($3.16), all or any portion of the principal amount of the Note, plus, subject to the terms of the Note, any accrued but unpaid interest, but not more than the principal amount of the Note, may, at the election of the Note holder, be converted into 3,718,354 shares of common stock after March 24, 2018 or the occurrence of a change of control of the Company, whichever occurs first. The conversion price is subject to anti-dilution adjustments in connection with stock splits and similar occurrences and certain other events set forth in the Note, including future issuances of common stock or common stock equivalents at effective prices lower than the then-current conversion price. Due to the terms of the anti-dilution provision, the Company separated this conversion feature from the debt instrument and accounts for it as a derivative liability that must be carried at its estimated fair value with changes in fair value reflected in the Company’s Consolidated Statements of Operations. Upon issuance, the initial estimate of fair value was established as both a derivative liability and as a discount on the Note. That discount, absent the Note amendment described below, would have been amortized to interest expense over the term of the Note. The Company determined the estimated fair value of the derivative liability to be $5.6 million and $6.6 million as of the Note issuance date and December 31, 2015, respectively.

Lime Energy Co.

Notes to Consolidated Financial Statements

The fair value of the derivative liability was determined using a binomial option pricing model with the following assumptions: a risk-free rate of 1.36%; expected volatility of 77%; a maturity date of March 24, 2020; probability factors regarding the Company’s ability to meet the EBITDA covenants in the Note; and a 0% probability that a future financing transaction would reduce the conversion price.

On March 31, 2015, we executed an amendment (“Amendment No. 1”) to the Subordinated Secured Convertible Promissory Note dated March 24, 2015 between us and Bison. The Amendment provided that, should the Company fail to meet certain trailing EBITDA targets as of June 30, 2015, September 30, 2015, or December 31, 2015, then for each such quarter in which such EBITDA target was not met, an additional $1 million in interest would have accrued and been added to the note principal. We were in compliance with all of the financial covenants in Amendment No. 1 and no penalty interest was accrued.

Pursuant to prevailing accounting guidance, Amendment No. 1, for accounting purposes, was treated as an extinguishment of the original Note and the issuance of a new note, with the conversion derivative left intact and unchanged. Upon extinguishment, the net carrying amount of the extinguished Note (including its principal amount and related discounts and deferred financing costs) of $5.8 million was written off and the fair value of the amended Note was established, resulting in a net charge to earnings in the statement of operations of $1.4 million. The fair value of the amended Note was determined by reference to its probability weighted average expected cash flows discounted at an estimated market interest rate for a hypothetical similar non-convertible note issued by the Company. The March 31, 2015 carrying value of $7.3 million will incur interest charges at an effective interest rate required to result in the ultimate amount of cash flows needed to service the Note. As of March 31, 2015, that effective interest rate was estimated at 25.4% but may change depending on actual cash requirements to service the Note pursuant to the various interest payment alternatives described above.

On March 30, 2016, we entered into a second amendment to the Bison Note (“Amendment No. 2”). Amendment No. 2 revised the covenants related to minimum consolidated EBITDA for the four consecutive fiscal quarters ending March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016. Pursuant to Amendment No. 2, if we fail to meet the specified trailing EBITDA targets for any of these quarters, then for each such quarter in which such EBITDA target is not met up to an additional $500 thousand in interest will accrue and be added to the note principal. As a result of Amendment No. 2, a failure on our part to meet the specified trailing EBITDA targets for any of the four consecutive fiscal quarters ending March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 would not be an event of default under the Note. Amendment No. 2 did not, however, revise the required minimum consolidated EBITDA targets for periods subsequent to December 31, 2016. Going forward, if we are unable to further amend the Bison Note or significantly improve our EBITDA, our consolidated EBITDA may not exceed the minimum consolidated EBITDA tests required by the Bison Note and, as a result, an event of default would exist under the Bison Note for which Bison could accelerate our repayment of the indebtedness.

Lime Energy Co.

Notes to Consolidated Financial Statements

Note 10 —Sale of Series C Preferred Stock

On December 23, 2014, the Company entered into a Preferred Stock Purchase Agreement with Bison, pursuant to which Bison purchased 10,000 shares of the Company’s Series C Preferred Stock at a price of $1,000 per share of Series C Preferred Stock.

The shares of Series C Preferred Stock are entitled to an accruing dividend of 12.5% per annum of their base amount (subject to adjustments for stock splits, combinations and similar recapitalizations), payable every six months. The base amount is adjusted on each dividend payment date for the unpaid dividends accrued. The Company accrued dividends of $1.3 million during the year ended December 31, 2015.

The shares of Series C Preferred Stock may be converted, at any time, at the option of the holder, into shares of the Company’s common stock at a conversion price which was initially equal to $2.40 per share (the “Series C Conversion Price”). The Series C Conversion Price shall be proportionately adjusted for stock splits, combinations and similar recapitalizations, and shall be adjusted for future issuances of

Lime Energy Co.

Notes to Consolidated Financial Statements

common stock. Upon conversion, all accrued, undeclared and unpaid dividends on the shares of Series C Preferred Stock so converted shall be cancelled.

At any time after the fourth anniversary of the closing date, the Company shall have the right to redeem all, but not less than all, of the shares of Series C Preferred Stock for an amount equal to the original issue price of the shares plus all accrued but unpaid dividends, with such redemption to occur 30 days after the Company’s giving notice thereof to the holder(s) of the shares of Series C Preferred Stock. During such 30-day period, the holders of the Series C Preferred Stock may convert the Series C Preferred Stock to common stock in lieu of receiving the redemption payment. At any time after the fourth anniversary of the closing date, a holder of Series C Preferred Stock shall have the right to require the Company to redeem all or a portion of its Series C Preferred Stock for an amount equal to the original issue price of the shares plus all accrued but unpaid dividends. In the event the Company fails to make the required redemption payment by the date fixed for such payment, the dividend rate will increase to 15% per annum and increase by an additional 1% per annum each quarter until paid.

In connection with the issuance of the Series C Preferred Stock, the Company, Bison, Mr. Kiphart and The John Thomas Hurvis Revocable Trust entered into a Shareholder and Investor Rights Agreement dated as of December 23, 2014 (the “Shareholder Agreement”). Pursuant to the terms of the Shareholder Agreement, in the event the Company proposes to issue new securities (subject to certain exceptions), the Company must allow Bison to purchase a portion of the new securities equal to the number of shares of common stock beneficially owned by Bison divided by the total number of shares of common stock then outstanding, on a fully-diluted basis.

The Shareholder Agreement also provides Bison with operational consent rights and director appointment rights that apply so long as Bison holds at least five percent of the total voting power of the Company. The stockholders of the Company party to the Shareholder Agreement have agreed to vote in favor of Bison’s director appointees. The Shareholder Agreement entitles Bison to appoint one director to the Company’s Compensation Committee and any new board committee that is established, other than the Audit Committee or the Governance and Nominating Committee. It also entitles Bison to receive certain financial information. Bison may not, subject to certain exceptions in the Shareholder Agreement, acquire additional shares of common stock or seek to influence the management of the Company without the Company’s consent. Such restrictions will no longer apply upon certain changes of control of the Company.

If, on the fifth anniversary of the closing date or any succeeding anniversary of such date, ten percent (10%) of the average daily trading volume of common stock is less than the number of shares of common stock beneficially owned by Bison divided by 240, then Bison may require the Company to initiate a sale process. Subject to the terms of the Shareholder Agreement, the stockholders of the Company party to the Shareholder Agreement have agreed to vote in favor of and otherwise support such a sale. If such a sale is not consummated within nine months, Bison shall have the right to require the Company to purchase, subject to the terms of the Shareholder Agreement, all or any portion of its Series C Preferred Stock or common stock into which such Series C Preferred Stock has converted, for a per share price generally equal to the average closing price of the Company’s common stock for the 60 trading days immediately preceding the date on which notice of exercise of such right is given to the Company.

The Company incurred costs of approximately $617 thousand to issue the Series C Preferred Stock. These costs were recorded net of the proceeds of the Series C Preferred Stock. The Series C Preferred Stock is classified outside of permanent equity as the rights of redemption and the ability to initiate a sale are not solely within the control of the Company.

Lime Energy Co.

Notes to Consolidated Financial Statements

The Company has used the cash proceeds from the sale of the Series C Preferred Stock for general corporate purposes.

On March 24, 2015, the Company amended and restated the Shareholder Agreement (as amended and restated, the “Amended and Restated Shareholder Agreement”) and that certain Registration Rights Agreement dated December 23, 2014 by and among the Company, Bison and certain other stockholders of the Company (as amended and restated, the “Amended and Restated Registration Rights Agreement”). Pursuant to the terms of the Amended and Restated Shareholder Agreement, in the event the Company proposes to issue new securities (subject to certain exceptions), the Company must allow Bison to purchase a proportion of the new securities equal to the number of shares of common stock beneficially owned by Bison (including the shares of common stock into which the Note could convert) divided by the total number of shares of common stock outstanding on a fully-diluted basis. The operational consent rights and director appointment rights held by Bison under the Shareholder Agreement remain in the Amended and Restated Shareholder Agreement; provided, however, that, in the event Bison is no longer entitled to designate at least one director under the terms of the Series C Preferred Stock, Bison will be entitled under the Amended and Restated Shareholder Agreement to designate that number of directors that is consistent with its ownership of common stock (including shares of common stock that are convertible from the Series C Preferred Stock and the Note, assuming the Note was immediately convertible) if it holds at least five percent of the common stock (computed in the same fashion).

Under the Amended and Restated Registration Rights Agreement, Bison is entitled to certain registration rights in connection with the common stock into which its shares of Series C Preferred Stock and the Note may convert, including the right to demand the registration of such shares and rights to include such shares in other registration statements filed by the Company. Additionally, Mr. Kiphart and the John Thomas Hurvis Revocable Trust are entitled to include certain of their shares of common stock in a registration statement filed by the Company. The Company has agreed to indemnify the other parties to the Amended and Restated Registration Rights Agreement in connection with any claims related to their sale of securities under a registration statement, subject to certain exceptions.

Note 11 — Letter of Credit Agreement

On August 1, 2014, the Company entered into a Letter of Credit Agreement with Mr. Richard Kiphart (the “LOC Agreement”), which replaced a previous letter of credit agreement the Company had entered into with Mr. Kiphart on December 7, 2012. Pursuant to the LOC Agreement, Mr. Kiphart agreed to cause, at the Company’s request, the issuance of one or more letters of credit (collectively, the “Kiphart Letter of Credit”) for the benefit of a surety, up to an aggregate amount of $1.3 million. The Kiphart Letter of Credit was used to guarantee certain obligations of the Company in connection with its performance under a contract between the Company and a utility customer. Mr. Kiphart’s obligation to cause the issuance of, or leave in place, the Kiphart Letter of Credit was to terminate on December 31, 2019. The Company agreed to indemnify Mr. Kiphart for any liability in connection with any payment or disbursement made under the Kiphart Letter of Credit. The Company also had agreed to pay for or reimburse any fees and out-of-pocket expenses incurred by Mr. Kiphart in connection with the Kiphart Letter of Credit. All amounts due to Mr. Kiphart under the LOC Agreement were payable by the Company within ten business days of the Company’s receipt of a written demand thereof from Mr. Kiphart.

In addition, the Company had agreed to pay Mr. Kiphart simple interest on the aggregate amount of the Kiphart Letter of Credit at a rate of six percent (6%) per annum. The Company accrued interest of $34 thousand during 2015.

Lime Energy Co.

Notes to Consolidated Financial Statements

As consideration for Mr. Kiphart’s obligations under the LOC Agreement, the Company had issued to Mr. Kiphart warrants to purchase 50,000 shares of the Company’s common stock. The value of the warrants, which had been determined to be $100 thousand, was capitalized as deferred financing costs. In connection with the issuance of Series C Preferred Stock discussed in Note 10 - “Sale of Series C Preferred Stock,” the warrants were forfeited and deferred financing costs of $100 thousand were recorded to interest expense.

In May 2015, the Company replaced the Kiphart Letter of Credit with restricted funds of the Company.  The restriction on these funds was released in January 2016 as the Company entered into two Letter of Credit agreements with Heritage Bank of Commerce in December 2015 for letters of credits of $1.3 million and $0.1 million as discussed under Note 13 — “Line of Credit — Heritage Bank of Commerce.”  The Letters of Credit are used to guarantee certain obligations of the Company in connection with its performance under contracts between the Company and two utility customers.  The Letters of Credit reduce our borrowing base as calculated in the Company’s Line of Credit with Heritage Bank of Commerce as described in Note 13.

Note 12 — Business Segment Information

All of the Company’s operations, including EnerPath’s operations, are included in one reportable segment, the Energy Efficiency segment.

Note 13 — Line of Credit — Heritage Bank of Commerce

On July 24, 2015, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Heritage Bank of Commerce (the “Bank”), whereby the Bank agreed to make available to the Company a secured credit facility (the “Credit Facility”) consisting of a $6.0 million revolving line of credit which the Company may draw upon from time to time, subject to the calculation and limitation of a borrowing base, for working capital and other general corporate purposes. As additional incentive to the Bank to enter into the Credit Facility and make available to the Company funds thereunder, the Company issued to the Bank a warrant to purchase shares of the Company’s common stock up to $60 thousand in the aggregate.

The line of credit, which matures on July 24, 2017, bears variable interest at the prime rate plus 1.00% and is collateralized by certain assets of the Company and its subsidiaries including their respective accounts receivable, certain deposit and investment accounts, and intellectual property.

The Loan Agreement requires the Company to comply with a number of conditions precedent that must be satisfied prior to any borrowing. In addition, the Company will be required to remain compliant with certain customary representations and warranties and a number of affirmative and negative covenants. The occurrence of an event of default under the Loan Agreement may cause amounts outstanding during the event of default to accrue interest at a rate of 3.00% above the interest rate that would otherwise be applicable.

In December 2015, the Company entered into two Letter of Credit agreements with Heritage Bank of Commerce for $1.3 million and $0.1 million.  The Letters of Credit are used to guarantee certain obligations of the Company in connection with its performance under contracts between the Company and two utility customers.  The Letters of Credit reduce our borrowing base as calculated under the Loan Agreement.

Lime Energy Co.

Notes to Consolidated Financial Statements

Note 14 — Interest Expense

Interest expense is comprised of the following (in thousands):

Year ended December 31,	2015
Letter of credit — Related Party (Note 11)	$39
Subordinated convertible notes — Related Party (Note 9)	1,013
Total Contractual Interest	1,052
Amortization of deferred issuance	67
Amortization of debt discount — Related Party (Note 9)	169
Other	25
Total Interest Expense	$1,313

Note 15 — Lease Commitments

The Company leased offices in California, Massachusetts, New Jersey, New York, North Carolina, Ohio, Tennessee and Pennsylvania at various times during 2015 from unrelated third parties under leases expiring through 2026, for which it paid a total of $807 thousand during 2015.

Future annual minimum rentals to be paid by the Company under these non-cancellable operating leases as of December 31, 2015 are as follows (in thousands):

Year ending December 31,	Total
2016	720
2017	610
2018	507
2019	489
2020	472
Thereafter	2,180
Total	$4,978

Note 16 — Income Taxes

The composition of income tax expense (benefit) is as follows (in thousands):

Lime Energy Co.

Notes to Consolidated Financial Statements

Year ended December 31,	2015

Current Tax Expense/(Benefit)
Federal	$—
State	—
Other	99
Total Current Tax Expense/(Benefit)	99

Deferred Tax Expense/(Benefit)
Federal	$246
State	(526)
Change in valuation allowance	280
Tax benefit - acquistion of EnerPath	(1,246)
Total Deferred Tax Expense/(Benefit)	(1,246)

Total Tax Expense/(Benefit)	$(1,147)

Significant components of the Company’s net deferred tax asset are as follows (in thousands):

December 31	2015
Deferred Tax Assets:
Federal and state net operating loss carryforwards	$45,444
Debt Modification	558
Change in Derivative Value	391
Stock-based compensation	842
Allowance for doubtful accounts	588
Transaction costs	763
Intangible assets	(1,853)
Property & equipment	(53)
Other	166
Valuation allowance	(46,846)
Total deferred tax assets	$—

The Company has recorded a valuation allowance in an amount equal to the net deferred tax assets due to the uncertainty of its realization in the future.  At December 31, 2015, the Company had U.S. federal net operating loss carryforwards available to offset future taxable income of approximately $140 million, which expire in the years 2018 through 2034.  Under Section 382 of the Internal Revenue Code (“IRC”) of 1986, as amended, the utilization of U.S. net operating loss carryforwards may be limited under the change in stock ownership rules of the IRC. As a result of ownership changes as defined by Section 382, which have occurred at various points in the Company’s history, utilization of its net operating loss carryforwards will be significantly limited under certain circumstances.  Based on an analysis of ownership changes prior to 2008, approximately $30.0 million of the net operating losses will expire unused due to Section 382 limitations.  For the same periods, the Company also has state net operating loss carryforwards of approximately $130 million, which unused, will expire at various dates through 2034.

A reconciliation of the statutory federal rate of 34% and the effective income tax rate for continuing operations for the year ended December 31, 2015 is as follows:

Lime Energy Co.

Notes to Consolidated Financial Statements

Year ended December 31,	2015

Federal income tax at statutory rate	34.0%

Preferred dividends	(8.0)%

Other	3.6%

Valuation Reserve	(29.6)%

Effective income tax rate	0.0%

The Company has recorded a valuation allowance of $46.8 million due to the uncertainty of future utilization of the deferred tax assets.

The effects of a tax position taken or expected to be taken in a tax return are to be recognized in the financial statements when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. No uncertain tax positions have been identified through December 31, 2015.  If we did identify any uncertain tax positions, any accrued interest related to unrecognized tax expenses and penalties would be recorded in income tax expense.  The statute of limitations is normally three years from the extended due date of the return for federal and state tax purposes.  However, for taxpayer’s with net operating losses, the statute is effectively open to any year in which a net operating loss was generated.  The statute of limitations for the Company is therefore effectively open for the years 1998 through 2015.  The Company’s federal returns have been audited for the 2008 and 2009 tax years.

Note 17 — Commitments and Contingencies

The Company carries Directors and Officers insurance, which it anticipates will cover the cost of defending an existing class action suit and derivative action and any related awards or settlements, up to the limit of the policy.  At this point in the legal process, the Company estimates that it’s reasonably possible costs, over and above the amounts covered by insurance, of responding to these lawsuits, responding to an SEC investigation and completing its internal investigation and restatement will be approximately $7.0 million, of which $6.7 million had been incurred through December 31, 2015.  There are many factors that could cause the actual costs to exceed or be less than this estimate, therefore the Company has not accrued for these potential future costs.

Lime Energy Co.

Notes to Consolidated Financial Statements

Note 18 — Equity Transactions

a)             During 2015, the Company granted 92,413 shares of restricted stock to eight of its outside directors pursuant to the 2010 Non-Employee Directors’ Stock Plan as compensation for their service on the Board.  These shares vest 50% upon grant and 50% on the first anniversary of the grant date if the director is still serving on the Company’s board of directors on the vesting date.

b)             On July 24, 2015, the Company entered into a Loan and Security Agreement with Heritage Bank of Commerce, whereby the Bank agreed to make available to the Company a secured credit facility.  As part of the agreement the Company issued to the Bank a warrant to purchase shares of the Company’s common stock up to $60 thousand in the aggregate.  Please see Note 13 — “Line of Credit — Heritage Bank of Commerce,” for additional information regarding this transaction.

Note 19 — Stock Options

The Compensation Committee of the Board of Directors of the Company (the “Board”) grants stock options and restricted stock under the Company’s 2008 Long-Term Incentive Plan (as amended, the “2008 Plan”).  Prior to an amendment to the 2008 Plan that became effective on October 15, 2015, the 2008 Plan provided that up to 407,143 shares of our common stock could be delivered under the plan to certain of our employees, consultants, and non-employee directors.  As amended, the 2008 Plan provides for the issuance

Lime Energy Co.

Notes to Consolidated Financial Statements

of up to 1,585,718 shares of our common stock.  In addition, the 2008 Plan provides for an automatic annual increase in the number of shares of our common stock reserved under the plan in an amount equal to 35,715 shares.

Awards granted under the 2008 Plan may be incentive stock options (“ISOs”) or non-qualified stock options (“NQSOs”).  The exercise price for any ISO may not be less than 100% of the fair market value of the stock on the date the option is granted, except that with respect to a participant who owns more than 10% of the common stock the exercise price must be not less than 110% of fair market value. The exercise price of any NQSO shall be in the sole discretion of the Compensation Committee or the Board. To qualify as an ISO, the aggregate fair market value of the shares (determined on the grant date) under options granted to any participant may not exceed $100,000 in the first year that they can be exercised. There is no comparable limitation with respect to NQSOs.  The term of all options granted under the 2008 Plan will be determined by the Compensation Committee or the Board in their sole discretion; provided, however, that the term of an ISO may not exceed 10 years from the grant date.

In addition to the ISOs and NQSOs, the 2008 Plan permits the Compensation Committee, consistent with the purposes of the Plan, to grant stock appreciation rights and/or shares of Common Stock to non-employee directors and such employees (including officers and directors who are employees) of, or consultants to, the Company or any of its Subsidiaries, as the Committee may determine, in its sole discretion. Under applicable tax laws, however, ISOs may only be granted to employees.

The 2008 Plan is administered by the Board, which is authorized to interpret the 2008 Plan, to prescribe, amend and rescind rules and regulations relating to the 2008 Plan and to determine the individuals to whom, and the time, terms and conditions under which, options and awards are granted.  The Board may also amend, suspend or terminate the 2008 Plan in any respect at any time. However, no amendment may (i) adversely affect the rights of a participant under an award theretofore granted without the consent of such participant, (ii) increase the number of shares reserved under the 2008 Plan, (iii) modify the requirements for participation in the 2008 Plan, or (iv) modify the 2008 Plan in any way that would require stockholder approval under the rules and regulations under the Exchange Act or the rules of any stock exchange or market on which the Common Stock is listed (unless such stockholder approval is obtained).

As of December 31, 2015, there were approximately 270 employees of the Company eligible to participate in the 2008 Plan, and 1,267,036 shares of common stock reserved for issuance under the 2008 Plan.

Effective April 1, 2000, the Company adopted a stock option plan for all independent directors, which is separate and distinct from the 2008 Stock Incentive Plan described above.  The Directors’ Plan was replaced during 2010 by the 2010 Non-Employee Directors’ Stock Plan, which is described in Note 21 — “Employee Stock Purchase Plan.”

The following table summarizes the options granted, exercised, forfeited and outstanding through December 31, 2015:

Lime Energy Co.

Notes to Consolidated Financial Statements

	Shares	Exercise Price Per Share	Weighted Average Exercise Price

Outstanding at January 1, 2015	102,215	$2.57 - $77.91	$21.78

Granted	1,252,680	$2.71 - $3.21	$2.91
Exercised	—
Forfeited	(87,859)	$2.82 - $31.50	$9.96

Outstanding at December 31, 2015	1,267,036	$2.57 - $77.91	$3.95

Options exercisable at December 31, 2015	89,089	$2.57 - $77.91	$17.55

The following table summarizes information about stock options outstanding at December 31, 2015:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding at December 31, 2015	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2015	Weighted Average Exercise Price
$2.57 - $3.00	1,172,280	9.7 years	$2.91	29,333	$2.69
$3.01 - $5.00	49,286	9.0 years	$3.27	14,286	$3.64
$5.01 - $6.00	7,143	6.7 years	$5.25	7,143	$5.25
$20.01 - $30.00	22,092	4.5 years	$24.84	22,092	$24.84
$30.01 - $40.00	4,373	6.1 years	$34.28	4,373	$34.28
$40.01 - $50.00	7,789	0.6 years	$49.21	7,789	$49.21
$50.01 - $77.91	4,073	1.8 years	$76.94	4,073	$76.94
$2.57 - $77.91	1,267,036	9.5 years	$3.95	89,089	$17.55

The aggregate intrinsic value of the outstanding options (the difference between the closing stock price on the last trading day of 2015 of $2.88 per share and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2015 was $20.4 thousand. The aggregate intrinsic value of the exercisable options as of December 31, 2015 was $5.7 thousand. These amounts will change based on changes in the fair market value of the Company’s common stock.

The Company uses an Enhanced Hull-White Trinomial model to value its employee options. The weighted-average, grant-date fair value of stock options granted to employees during the year, and the weighted-average significant assumptions used to determine those fair values, using the Enhanced Hull-White Trinomial model for stock options under ASC 718, are as follows:

Lime Energy Co.

Notes to Consolidated Financial Statements

Year ended December 31,	2015

Weighted average fair value per options granted	$1.19

Significant assumptions (weighted average):
Risk-free interest rate at grant date	0.02%
Expected stock price volatility	64%
Expected dividend payout	—
Expected option life (years) (1)	6.0
Expected turn-over rate	20.3%
Expected exercise multiple	2.2

(1)         The Company continues to use the simplified method to estimate expected term due to the historical structural changes to its business such that historical exercise data may no longer provide a reasonable basis on which to estimate expected term.

The risk-free interest rate is based on the U.S. Treasury Bill rates at the time of grant. The dividend reflects the fact that the Company has never paid a dividend on its common stock and does not expect to in the foreseeable future. The Company estimated the volatility of its common stock at the date of grant based on the historical volatility of its stock. The expected term of the options is based on the simplified method as described in a Staff Accounting Bulletin.  The expected turn-over rate represents the expected forfeitures due to employee turnover and is based on historical rates experienced by the Company.  The expected exercise multiple represents the mean ratio of the stock price to the exercise price at which employees are expected to exercise their options and is based on an empirical study completed by S. Huddart and M. Lang (1996).

The Company recognizes compensation expense for stock options on a straight-line basis over the requisite service period, which is generally equal to the vesting period of the option.  The subject stock options expire ten years after the date of grant. The Company recognized stock compensation expense for stock options of $509 thousand during the year ended December 31, 2015.

As of December 31, 2015, $975 thousand of total unrecognized compensation cost related to outstanding stock options, unadjusted for potential forfeitures, is expected to be recognized as follows:

Year ending December 31, (in thousands)
2016	$633
2017	$270
2018	72
Total	$975

Note 20 —Restricted Stock

On June 3, 2010, stockholders approved the 2010 Non-Employee Directors’ Stock Plan (the “2010 Directors’ Plan”), which replaced the 2001 Directors Plan.  The 2010 Directors’ Plan provides for the

Lime Energy Co.

Notes to Consolidated Financial Statements

granting of stock to non-employee directors to compensate them for their services to the Company.  The use of the shares available under the 2010 Directors’ Plan is administered by the Company’s Board of Directors, which has delegated its powers to the Compensation Committee of the Board of Directors.  The Compensation Committee has designed a plan that grants non-employee directors restricted shares of stock with the following market values on the date of grant:

For Board Service:

Each director upon initial election:	$40,000
Annual grant to each director:	$20,000

Annual Grants for Committee Service:

Audit Committee:
Chairman	$15,000
Members	$10,000

Compensation Committee:
Chairman	$10,000
Members	$5,000

Nominating Committee:
Chairman	$5,000
Members	$2,500

Half of the shares received pursuant to each grant under the 2010 Directors’ Plan vest immediately and the remaining shares vest on the one-year anniversary of such grant.  Shares for board service are granted on the first business day of the year and shares for committee service are granted upon appointment to the committee following the annual meeting of stockholders.  Newly appointed directors receive their initial grant on their date of appointment.

The Company has also granted shares of restricted stock to certain senior managers under its 2009 Management Incentive Compensation Plan as a form of long-term incentive.  Grants under this plan typically vest over a three-year period provided that the grantee is still an employee on the applicable vesting date.

The following table summarizes the shares of restricted stock granted, vested, forfeited and outstanding as of December 31, 2015:

	Restricted Shares	Weighted Average Grant-Date Fair Value

Unvested Shares at January 1, 2015	73,333	$2.79

Granted	92,413	$2.73
Vested	(129,895)	$2.69
Forfeited	(3,460)	$2.89

Unvested Shares at December 31, 2015	32,391	$3.15

Lime Energy Co.

Notes to Consolidated Financial Statements

The Company accounts for grants of restricted stock in accordance with ASC 718. This pronouncement requires companies to measure the cost of the service received in exchange for a share-based award based on the fair value of the award at the date of grant, with expense recognized over the requisite service period, which is generally equal to the vesting period of the grant.  The Company recognized $362 thousand of stock compensation expense related to the issuances of restricted stock in the year ended December 31, 2015.  As of December 31, 2015, there was approximately $36 thousand of unrecognized expense related to these restricted stock issuances which will be recognized over a weighted-average period of 5.2 months.

Note 21 - Employee Stock Purchase Plan

During the first quarter of 2015, our Board adopted, and subsequently our shareholders approved, the Lime Energy Co. 2014 Employee Stock Purchase Plan (the “2014 ESPP”).  The 2014 ESPP provided for two successive six-month offering periods commencing on July 1, 2014 and January 1, 2015, respectively.  During the second quarter of 2015, our Board adopted, and subsequently our shareholders approved, the Lime Energy Co. 2015 Employee Stock Purchase Plan (the “2015 ESPP”), which became effective on June 18, 2015.  The 2015 ESPP provides for the issuance of up to 100,000 shares of common stock in two successive six-month offering periods commencing on July 1, 2015 and January 1, 2016, respectively.

For accounting purposes, each employee participating in the 2014 ESPP and the 2015 ESPP is considered to have received a series of options for current and future offering periods to purchase shares at a price equal to the closing price on the first day of the offering period, less 15%.  The Company calculates the value of these options using a trinomial option pricing model and amortizes the values as share-based compensation expense over the term of option, which is considered to extend through the end of the related offering period.  The Company recorded net share-based compensation expense under the 2015 ESPP and 2014 ESPP during 2015 of $17 thousand.

Note 22 — Legal Matters

Kuberski v. Lime Energy Co., et al., United States District Court for the Northern District of Illinois, Case No. 12 cv 7993. As previously disclosed, this putative shareholder derivative action alleged that

Lime Energy Co.

Notes to Consolidated Financial Statements

several of the Company’s former officers and present and former directors breached their fiduciary duties to the Company from May 14, 2008 through the date of the action. On April 1, 2015, the parties entered a Stipulation and Agreement of Settlement, and a hearing on the proposed settlement was scheduled for July 7, 2015. On May 5, 2015, the Court entered a preliminary order approving the Stipulation and Agreement of Settlement. On July 7, 2015, the Court entered a final Order approving the settlement and dismissed the case with prejudice. The settlement amount was fully covered by the Company’s insurance policy.

SEC Investigation.  In 2012, the SEC commenced an investigation with respect to certain of the Company’s revenue recognition practices and financial reporting.  The Company has cooperated with the SEC staff throughout the course of the investigation, which is likely to lead to regulatory or legal proceedings and could have a material adverse effect on the Company’s business, results of operations, and financial condition.  The Company is in discussions with the SEC regarding the possibility of resolving this matter.  There can be no assurances that these discussions will lead to a resolution, or of the amount or timing of any such resolution.

Dressler v. Lime Energy, United States District Court for the District of New Jersey, Case 3:14-cv-07060-FLW-DEA. This purported “whistleblower” case was filed on November 10, 2014, alleging illegal retaliation by the Company for the plaintiff’s alleged disclosure of activity she believed violated the Securities Exchange Act of 1934, as amended. The plaintiff alleges that she made repeated disclosures to various individuals employed by the Company that certain accounting practices were improper and could lead to a restatement of financial statements. The plaintiff filed her complaint pursuant to the Sarbanes-Oxley Act of 2002 (18 U.S.C. §1514A), and the Dodd-Frank Wall Street Reform and Consumer Protection Act (15 U.S.C. §78u-6, et seq.). This case has been accepted for coverage under the Lime Executive Protection Portfolio Policy. Although the Company believes the lawsuit has no merit, the court has denied the Company’s motion to dismiss the case. The lawsuit remains in early stages and the Company intends to continue to defend itself vigorously.

Lime Energy Co.

Notes to Consolidated Financial Statements

Note 23 — Related Parties

On August 1, 2014, the Company entered into a Letter of Credit Agreement with Mr. Richard Kiphart, which replaced the December 7, 2012 Letter of Credit Agreement, for the benefit of a surety at the Company’s request.  Please see Note 11 — Letter of Credit Agreement for additional information regarding this transaction.

On December 23, 2014, the Company entered into a Preferred Stock Purchase Agreement with Bison Capital Partners IV, L.P., a Delaware limited partnership (“Bison”).  Pursuant to the terms of the Series C Purchase Agreement, the Series C Investors purchased 10,000 shares of the Company’s Series C Preferred Stock.  Effective December 22, 2014, the holders of the Company’s Series A Preferred Stock and Series B Preferred Stock converted all of the shares thereof into shares of Common Stock.  Also the holders of the Company’s Subordinated Secured Convertible Pay-In-Kind Notes and warrants converted such notes for shares of Common Stock and cancelled such warrants.  Please see Note 10 — “Sale of Series C Preferred Stock” for additional information regarding this transaction.

On March 24, 2015, the Company entered into a Note Purchase Agreement with Bison.  Pursuant to the terms of the Note Purchase Agreement, based upon the initial conversion price of the Note ($3.16), all or any portion of the principal amount of the Note, plus, subject to the terms of the Note, any accrued but unpaid interest, but not more than the principal amount of the Note, may, at the election of the Note holder, be converted into 3,718,354 shares of common stock after March 24, 2018 or the occurrence of a change of control of the Company, whichever occurs first.  Please see Note 9 — Subordinated Convertible Term Notes for additional information regarding this transaction.

The Company does not have a written policy concerning transactions between the Company or a subsidiary of the Company and any director or executive officer, nominee for director, 5% stockholder or member of the immediate family of any such person.  However, the Company’s practice is that such transactions shall be reviewed by the Company’s Board of Directors and found to be fair to the Company prior to the Company (or a subsidiary) entering into any such transaction, except for (i) executive officers’ participation in employee benefits which are available to all employees generally; (ii) transactions involving routine goods or services which are purchased or sold by the Company (or a subsidiary) on the same terms as are generally available in arm’s-length transactions with unrelated parties (however, such transactions are still subject to approval by an authorized representative of the Company in accordance with internal policies and procedures applicable to such transactions with unrelated third parties); and (iii) compensation decisions with respect to executive officers other than the CEO, which are made by the Compensation Committee pursuant to recommendations of the CEO.